Filed pursuant to Rule 424(b)(3)
Registration Statement File No. 333-132296

PROSPECTUS SUPPLEMENT NO. 1
TO
PROSPECTUS DATED DECEMBER 8, 2006

MDWERKS, INC.

This prospectus supplement should be read in conjunction with our prospectus dated
December 8, 2006 and in particular ‘‘Risk Factors’’ beginning on page 7 of the prospectus.

This prospectus supplement includes the attached Current Report on Form 8-K of MDwerks, Inc., filed with the Securities and Exchange Commission on December 20, 2006.

The date of this prospectus supplement is December 20, 2006

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2006

MDWERKS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or Other Jurisdiction of Incorporation)

333-118155	33-1095411
(Commission File Number)	(IRS Employer Identification Number)

Windolph Center, Suite I
1020 N.W. 6th Street
Deerfield Beach, FL 33442

(Address of Principal Executive Offices)

(954) 834-0352

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.01	Changes in Registrant’s Certifying Accountant.

On December 18, 2006, the Company dismissed Goldstein Golub Kessler LLP as its independent accountant.

The reports of Goldstein Golub Kessler LLP on the Company’s financial statements for the past two years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

The decision to change accountants was approved by the Audit Committee of the Company’s Board of Directors on December 18, 2006.

During the Company’s two most recent fiscal years, and the subsequent interim periods, prior to December 18, 2006, there were no disagreements with Goldstein Golub Kessler, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Goldstein Golub Kessler, LLP, would have caused it to make reference to the matter in connection with its reports. There were no ‘‘reportable events’’ as that term is described in Item 304(a)(1)(v) of Regulation S-B.

As of December 18, 2006, Sherb & Co., LLP was engaged as the Company’s new independent public accountants. Appointment of Sherb & Co., LLP was recommended and approved by the Audit Committee of the Company’s Board of Directors. During the Company’s two most recent fiscal years, and the subsequent interim periods, prior to December 18, 2006, the Company did not consult Sherb & Co., LLP regarding either: (i) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or (ii) any matter that was either the subject of a disagreement as defined in Item 304(a)(1)(iv) of Regulation S-B or a reportable event as described in Item 304(a)(1)(v) of Regulation S-B.

A letter from Goldstein Golub Kessler, LLP regarding its agreement with the statements made by the Company in this Section 4.01 is filed herewith as Exhibit 16.1.

Item 9.01	Financial Statements and Exhibits.

(b)    Exhibits

Exhibit No.	Exhibits
16.1	Letter from Goldstein Golub Kessler, LLP regarding Item 4.01 of this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MDWERKS, INC.
Dated: December 20, 2006	By:	/s/ Howard B. Katz
Howard B. Katz Chief Executive Officer